Filed Pursuant To Rule 433

Registration No. 333-275079

May 22, 2024

Visit grayscale.com Grayscale Bitcoin Trust ETF Grayscale Bitcoin Trust ETF $59.21 Market Price as of 04/23/2024 GBTC The Grayscale Bitcoin Trust ETF (“GBTC”) is not a fund registered under the Investment Company Act of 1940 and is not subject to regulation under the Investment Company Act of 1940, unlike most mutual funds or ETFs. Investment Objective Grayscale Bitcoin Trust is one of the first securities solely and passively invested in Bitcoin ("BTC") that enables investors to gain exposure to BTC in the form of a security while avoiding the challenges of buying, storing, and safekeeping BTC, directly. Shares (based on BTC per Share) are designed to reflect the value of BTC held by the Trust, determined by reference to the Index Price, less the Trust's expenses and other liabilities. Bitcoin is a digital asset that is created and transmitted through the operations of the peer-to-peer Bitcoin Network, a decentralized network of computers that operates on cryptographic protocols. The Bitcoin Network allows people to exchange tokens of value, Bitcoins, which are recorded on a public transaction ledger known as a Blockchain. $ 59.21 Market Price As of 04/23/2024 0.08% 1 Day Market Price Change As of 04/23/2024 3.79M Daily Volume (Shares)* As of 04/23/2024 *Trading generally takes place throughout the normal trading hours (typically 9:30am – 4:00pm EST). Daily volume shares is updated between 1am and 5am EST to reflect previous trading day activity.

Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Grayscale Bitcoin Trust ETF (GBTC) Why GBTC? Legacy Created in 2013, GBTC has the longest operational history as the first publicly-traded Bitcoin fund. Expert As GBTC's sponsor since inception, Grayscale is one of the only asset managers with a decade of experience operating a Bitcoin investment vehicle that is regulated by the U.S. Securities Exchange Commission. Liquid As an actively traded spot Bitcoin ETF, GBTC offers investors high flexibility to manage their positions. *By AUM as of 1/10/2024 Overview As of 04/23/2024 NAME Grayscale Bitcoin Trust DISTRIBUTION FREQUENCY None TICKER GBTC TRUST INCEPTION DATE 09/25/2013 PRIMARY LISTING MARKET NYSE ARCA PUBLIC QUOTATION DATE 05/04/2015 CUSIP 389637109 ETF LISTING DATE 01/11/2024 ISIN US3896371099 Key Fund Information As of 04/23/2024 ASSETS UNDER MANAGEMENT (NON-GAAP) $20,185,300,001.79 BASE CURRENCY USD SHARES OUTSTANDING 341,030,100 SPONSOR Grayscale Investments, LLC TOTAL EXPENSE RATIO* 1.50% INDEX PROVIDER CoinDesk Indices, Inc. TOTAL BITCOIN IN TRUST 303,682.6065 FUND ADMINISTRATOR BNY Mellon BITCOIN PER SHARE 0.00089049 DIGITAL ASSET CUSTODIAN Coinbase Custody Trust Company, LLC MARKETING AGENT Foreside Fund Services, LLC *Prior to 1/11/2024 the expense ratio was 2.00%

Performance GBTC was created as a private placement over a decade ago. In 2024, it uplisted to NYSE Arca as a spot Bitcoin ETF. Daily Performance As of 04/23/2024 NET ASSET VALUE (NAV) PER SHARE $59.19 XBX INDEX PRICE $66,468.41 NAV PER SHARE 1D CHANGE ($) -$0.12 DAILY VOLUME (SHARES)* 3,786,057 NAV PER SHARE 1D CHANGE (%) -0.20% MARKET PRICE 1D CHANGE ($) -$0.05 MARKET PRICE $59.21 MARKET PRICE 1D CHANGE (%) -0.08% PREMIUM / DISCOUNT (%) 0.03% GAAP AUM $20,193,821,335.71 30D MEDIAN BID/ASK SPREAD (%) 0.02% GAAP NAV PER SHARE $59.21 *Trading generally takes place throughout the normal trading hours (typically 9:30am – 4:00pm EST). Daily volume shares is updated between 1am and 5am EST to reflect previous trading day activity. Median 30 Day Spread is a calculation of GBTC's median bid-ask spread, expressed as a percentage rounded to the nearest hundredth, computed by: identifying the Fund’s national best bid and national best offer as of the end of each 10 second interval during each trading day of the last 30 calendar days; dividing the difference between each such bid and offer by the midpoint of the national best bid and national best offer; and identifying the median of those values. GAAP AUM and GAAP NAV Per Share represents the applicable Product’s principal market price and is calculated using a GAAP methodology. For additional information, see the applicable Product’s financial statements.

Returns Premium/Discount Market Price NAV Per Share Volume As of 04/23/2024 1 MONTH 3 MONTHS 6 MONTHS YTD 1 YEAR 3 YEARS 5 YEARS 10 YEARS ANNUALIZED SINCE INCEPTION CUMULATIVE SINCE INCEPTION Market Price, % 14.13 .25 NAV Per Share, % 14.01 52.82 Benchmark Index, % 14.15 .3 Since inception is the ETF listing date of 1/11/2024. The performance data quoted represents past performance and is no guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Shares of any ETF are bought and sold at market price (not NAV) and may trade at a discount or premium to NAV. Shares are not individually redeemable from the Fund and may only be acquired or redeemed from the fund in creation units. Brokerage commissions will reduce returns. Benchmark Index refers to The CoinDesk Bitcoin Price Index (XBX) which provides a USD-denominated reference rate for the spot price of Bitcoin (BTC). The index leverages real-time prices from multiple constituent trading platforms to provide a representative spot price. Prior to 1/11/24, Principal Market NAV per Share was referred to as NAV per Share and NAV per share was referred to as Digital Asset Holdings per Share. Our definitions and calculations of these non-GAAP measures may not be the same as similar measures reported by other Bitcoin ETFs. Please refer to GBTC's filings with the Securities and Exchange Commission for additional information. NAV is the dollar value of a single share, based on the value of the underlying assets of the fund minus its liabilities, divided by the number of shares outstanding. Calculated at the end of each business day using the 4pm ET index price. Market Price is the current price at which shares are bought and sold. Market returns are based upon the last trade price. Historical Performance Grayscale Bitcoin Trust was launched over a decade ago. Shares were originally offered through a private placement but in mid-2015, shares began trading publicly on OTC Markets under Symbol: GBTC. This continued until 2024 when GBTC uplisted to NYSE as a spot Bitcoin ETF. Nav per Share 1 MONTH 3 MONTHS 6 MONTHS YTD 1 YEAR 3 YEARS 5 YEARS 10 YEARS ANNUALIZED SINCE INCEPTION CUMULATIVE SINCE INCEPTION NAV Per Share, % The performance table shows the Trust's performance for the time periods shown from inception to 1/11/2024. The Trust's performance prior to 1/11/2024 is based on market-determined prices on the OTCQX marketplace and on the Trust's performance without an ongoing share creation and redemption program. Prior to 1/11/2024, the Trust's shares traded at both premiums and discounts to the value of the Trust's assets, less its expenses and other liabilities, which at times were substantial, in part due to the lack of an ongoing redemption program. Effective as of 1/11/2024, the Trust established an ongoing share creation and redemption program and the shares of the Trust were listed to NYSE Arca. Hence, the Trust's returns for periods prior to 1/11/2024 are not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust's performance for periods subsequent to 1/11/2024. September 2013 Grayscale Bitcoin Trust launched, accessible to accredited investors May 2015 Grayscale Bitcoin Trust becomes publicly-quoted under Symbol: GBTC, allowing investors to access Bitcoin exposure in their brokerage accounts February 2017 Grayscale submits its first application for GBTC to uplist as a spot Bitcoin ETF October 2017 GBTC surpasses $1B in assets under management January 2020 GBTC voluntarily becomes the first crypto investment vehicle to be an SEC Exchange Act reporting company November 2020 GBTC surpasses more than 500,000 Bitcoin held in the Trust October 2021 The first Bitcoin Futures ETF launches, and Grayscale resubmits its application to uplist GBTC as a spot Bitcoin ETF June 2022 Grayscale files lawsuit in the DC Circuit Court of Appeals in response to the SEC’s decision to deny GBTC's proposal to uplist as a spot Bitcoin ETF August 2023 The DC Circuit Court unanimously rules in favor of Grayscale, vacating the SEC's initial denial order to uplist GBTC as a spot Bitcoin ETF January 2024 GBTC uplists to NYSE Arca as a spot Bitcoin ETF. The performance table shows the Trust's performance for the time periods shown from inception to 1/11/2024. The Trust's performance prior to 1/11/2024 is based on market-determined prices on the OTCQX marketplace and on the Trust's performance without an ongoing share creation and redemption program. Prior to 1/11/2024, the Trust's shares traded at both premiums and discounts to the value of the Trust's assets, less its expenses and other liabilities, which at times were substantial, in part due to the lack of an ongoing redemption program. Effective as of 1/11/2024, the Trust established an ongoing share creation and redemption program and the shares of the Trust were listed to NYSE Arca. Hence, the Trust's returns for periods prior to 1/11/2024 are not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust's performance for periods subsequent to 1/11/2024. I Agree

History of GBTC September 2013 Grayscale Bitcoin Trust launched, accessible to accredited investors May 2015 Grayscale Bitcoin Trust becomes publicly-quoted under Symbol: GBTC, allowing investors to access Bitcoin exposure in their brokerage accounts February 2017 Grayscale submits its first application for GBTC to uplist as a spot Bitcoin ETF October 2017 GBTC surpasses $1B in assets under management

January 2020 GBTC voluntarily becomes the first crypto investment vehicle to be an SEC Exchange Act reporting company November 2020 GBTC surpasses more than 500,000 Bitcoin held in the Trust October 2021 The first Bitcoin Futures ETF launches, and Grayscale resubmits its application to uplist GBTC as a spot Bitcoin ETF June 2022 Grayscale files lawsuit in the DC Circuit Court of Appeals in response to the SEC’s decision to deny GBTC's proposal to uplist as a spot Bitcoin ETF

August 2023 The DC Circuit Court unanimously rules in favor of Grayscale, vacating the SEC's initial denial order to uplist GBTC as a spot Bitcoin ETF January 2024 GBTC uplists to NYSE Arca as a spot Bitcoin ETF Skip

How to Invest in GBTC Grayscale Bitcoin Trust ETF (Ticker: GBTC) trades on NYSE Arca and is available through your brokerage account. To invest, click below to be redirected to brokerage platforms or search for GBTC on your platform of choice. InteractiveBrokers ETrade from Morgan Stanley Charles Schwab Fidelity Investments Robinhood TD Ameritrade GBTC Resources GBTC Factsheet Apr 12, 2024 DOWNLOAD Grayscale Overview Apr 18, 2024 DOWNLOAD Bitcoin ETF 101 Feb 29, 2024 DOWNLOAD Bitcoin ETF 101 Video Feb 02, 2024 WATCH NOW Why GBTC Video Feb 02, 2024 WATCH NOW FAQs Have more questions? Please reach out to our Investor Relations team at info@grayscale.com Expand all FAQs Ready to invest? Get Started

Ready to invest? Stay on top of the latest crypto news and insights SUBSCRIBE ETFs Grayscale Bitcoin Trust ETF Grayscale Future of Finance ETF Visit grayscale.com © 2024. All rights reserved Privacy policy Terms & conditions Grayscale Investments, LLC (“Grayscale”) is the sponsor of GBTC. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and GBTC is not registered under the Investment Company Act of 1940. GBTC is subject to the rules and regulations of the Securities Act of 1933. The Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Grayscale Bitcoin Trust ETF. Investments involve risk. Principal loss is possible. The Trust may trade at a premium or discount to their net asset value. The Trust relies on third party service providers to perform certain functions essential to the affairs of the funds and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Trust. NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Trust's Principal Market NAV per Share calculated in accordance with GAAP. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of GBTC and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of GBTC depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of GBTC relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S.dollars. Because the value of GBTC is correlated with the value of Bitcoin, it is important to understand the investment attributes of, and the market for,the underlying digital asset. Please consult with your financial professional. Prior to 1/11/2024, shares of Grayscale Bitcoin Trust (BTC) (the “Trust”) were offered only in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and were quote don the OTCQX® Best Market. The Trust did not have an ongoing share creation and redemption program. Effective as of the open of business on 1/11/2024, the shares of the Trust were listed to NYSE Arca as an exchange-traded product, the Trust established an ongoing share creation and redemption program and the shares are being offered on a registered basis pursuant to a Registration Statement on Form S-3. The Trust’s investment objective both before and after 1/11/2024 has remained constant, namely to reflect the value of Bitcoin held by the Trust, less the Trust’s expenses and other liabilities. However prior to 1/11/2024, the Trust did not meet its investment objective and the Trust’s shares traded at both premiums and discounts to such value, which at times were substantial, in part due to the lack of an ongoing redemption program. Furthermore, the Trust’s performance prior to 1/11/2024 is based on market-determined prices on the OTCQX, while the Trust’s performance following such date is based on market-determined prices on NYSE Arca. As a result, the Trust’s historical data prior to 1/11/2024 is not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance following that date. The performance of the Trust before and after 1/11/2024 may differ significantly.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.